9.  Adjustments to Capital Accounts.

         At the end of each Fiscal Period, the Capital Accounts of the Partners shall be adjusted in the following manner:

         (a) Subject to the provisions of subsections (c) and (d) and (f) of this Section 9, Net Profit of the Partnership for the Fiscal Year shall be credited as follows:

                  (i) Twenty percent (20%) of the Net Profit shall be reallocated to the General Partner for each Fiscal
Year as a  "Incentive Allocation".

                  (ii) The remaining Net Profit shall be allocated to the Partners in proportion to their Capital Accounts.

         (b) Net Loss of the Partnership for the Fiscal Year shall be debited against the Capital Account of each Partner in proportion to and in accordance with the balance in the Capital Account of the Partner until the value of any Partners' Capital account becomes zero. Thereafter, any remaining Net Loss for the Fiscal Year shall be debited to Partners having positive balances in their Capital accounts in proportion to those balances, until the value of each Partner's Capital Account becomes zero. Thereafter, any remaining Net Loss for the Fiscal Year shall be debited to the General Partner in accordance with each General Partner's General Partner Percentage for the Fiscal Period.

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         (c) In the  event  that  the  Capital  Account  of one or more  General
Partner has a negative balance, one hundred percent (100%) of the Net Profit of the Partnership for the Fiscal Period shall be credited to those General Partners whose Capital Accounts have negative balances in accordance with their respective General Partner Percentages until no General Partner shall have a negative Capital Account balance.

         (d) Anything in this Section 9 to the contrary notwithstanding, if any Net Losses are allocated to the account of any Limited Partner, each such Limited Partner shall be entitled to a "Recoupment Allocation" of subsequent Net Profits of the Partnership, in an amount in proportion to his Partnership Percentage, until such Net Loss shall have been eliminated. The amount of Net Profits allocated as a Recoupment Allocation shall not exceed, but shall reduce, the amount of Net Profits otherwise allocable to the General Partners as the Incentive Allocation pursuant to Section 9(a) (ii) hereof. If a Limited Partner who is entitled to a Recoupment Allocation shall withdraw any portion of his Capital Account, the amount of Recoupment Allocation to which he is entitled shall be reduced in proportion to the amount of capital withdrawn.

         (e) The  amount  of any  withdrawal  made by the  Partner  pursuant  to
Section 21 or Section 22 of this Agreement shall be debited against the Capital Account of that Partner.

         (f) Allocations of Net Profit or Net Loss for a Fiscal Period, if necessary, shall be made in accordance with each Partner's Partnership percentage, adjusted as provided in paragraph (a) of this Section 9 at the end of the Fiscal Year, provided that the "Incentive Allocation" may not exceed twenty percent (20%) of the Net Profit for the Fiscal Year.